EXECUTION COPY

CITIBANK (SOUTH DAKOTA), NATIONAL ASSOCIATION

Servicer

CITI OMNI-S FINANCE LLC

Seller

and

THE BANK OF NEW YORK

Trustee

on behalf of the Certificateholders

AMENDMENT NO. 8

Dated as of October 24, 2005

amending

POOLING AND SERVICING AGREEMENT

Dated as of July 31, 1994

_______________________________________________________

CITIBANK OMNI-S MASTER TRUST

(formerly known as the Sears Credit Account Master Trust II)

RECITALS

WHEREAS, Citibank (South Dakota), National Association, a national banking association, as successor to Sears, Roebuck and Co., as Servicer (the “Servicer”), Citi Omni-S Finance LLC, a Delaware limited liability company, as successor to SRFG, Inc., as Seller (the “Seller”) and The Bank of New York, a New York banking corporation, as successor to Bank One National Association (formerly The First National Bank of Chicago), as Trustee (the “Trustee”) are parties to that certain Pooling and Servicing Agreement, dated as of July 31, 1994, as amended (the “Agreement”);

WHEREAS, the Servicer, the Seller and the Trustee desire to effect certain amendments to the Agreement pursuant to Section 13.01(a) of the Agreement (this “Amendment”).

AGREEMENT

NOW, THEREFORE, THIS AMENDMENT WITNESSETH that, for and in consideration of the above premises, the Servicer and the Seller agree with the Trustee as follows:

I.	Definitions.

Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement, as amended hereby.

II.	Amendments to Article VI.

Article VI shall be and hereby is amended by deleting Section 6.16 in its entirety and substituting in lieu thereof the following as a new Section 6.16:

"SECTION 6.16 Exchange of Investor Certificates for Seller Interest. In the event that the Seller becomes a Certificate Owner or Investor Certificateholder, the Seller may cancel such Investor Certificates (or interests therein) on any date by providing notice to the Trustee of such cancellation; provided, however, that no Investor Certificates (or interests therein), except those (generally designated as Class A) senior to all other Classes of a particular Series, may be cancelled unless the Seller shall have been advised by the Rating Agencies that such cancellation would not cause a Ratings Event; provided further, that if such cancellation shall occur on or after the last day of any calendar month but prior to the Distribution Date in the immediately following calendar month, such cancelled Investor Certificates (or interests therein) shall be deemed to continue to accrue interest at the rate applicable to such Investor Certificates (or interests therein) until such immediately following Distribution Date; provided further, however, that any interest that has accrued or shall be deemed to accrue on any Investor Certificates (or interests therein) that are cancelled hereunder shall be paid to, or at the direction of, the Seller, on the Distribution Date immediately following such cancellation. If such cancellation shall occur on a Distribution Date, such cancellation shall be deemed to occur after giving effect to all allocations and payments pursuant to Article IV hereof and the applicable provisions of the Series Supplement for each Series then outstanding as of such Distribution Date. Simultaneously with any such cancellation provided for in this Section 6.16, the Class Initial Investor Interest of the applicable Class, the Series Initial Investor Interest of the Series under which such Investor

Certificates were issued and the Series Minimum Principal Receivables Balance of the Series under which such Investor Certificates were issued shall be reduced, and the Seller Interest shall be increased, by the face amount of such cancelled Investor Certificates (or interests therein), in each case as of the end of the Due Period relating to the Interest Accrual Period in which such cancellation occurred. The Seller shall promptly notify the Rating Agencies of any exchange of Investor Certificates for Seller Interest pursuant to this Section 6.16.

III.	Amendments to Article XII.

Article XII shall be and hereby is amended by adding the following as Section 12.04:

"SECTION 12.04 Defeasance. Notwithstanding anything to the contrary in this Agreement or any Supplement:

(a)          The Seller may, at its option, be discharged from its obligations hereunder with respect to any Series or all outstanding Series (the “Defeased Series”), as applicable, on the date the applicable conditions set forth in Section 12.04(c) are satisfied (each a “Defeasance”); provided, however, that the following rights, obligations, powers, duties and immunities shall survive with respect to the Defeased Series until otherwise terminated or discharged hereunder: (i) the rights of Holders of Investor Certificates of the Defeased Series to receive, solely from the trust fund provided for in Section 12.04(c), payments in respect of principal of and interest on such Investor Certificates when such payments are scheduled to be made; (ii) the Seller’s obligations with respect to such Certificates under Sections 6.06(a) and (c) and 6.08; (iii) the rights, powers, trusts, duties and immunities of the Trustee, the Paying Agent and the Transfer Agent hereunder, including the obligations of the Seller to indemnify the Trustee under Section 7.04 and of the Servicer to pay the Trustee’s fees and expenses under Section 11.05; and (iv) this Section 12.04. Following any Defeasance, for the purpose of calculating the Minimum Principal Receivables Balance, the Series Minimum Principal Receivables Balance for each such Defeased Series shall equal zero.

(b)          Subject to Section 12.04(c), the Seller at its option may cause Collections allocated to the Defeased Series and available to acquire additional Receivables to be applied to acquire Permitted Investments rather than additional Receivables.

(c)          The following shall be the conditions to each Defeasance under Section 12.04(a): (i) the Seller irrevocably shall have either (A) deposited or caused to be deposited with the Trustee, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, as trust funds in trust for making the payments described below, (1) U.S. dollars in an amount, or (2) Permitted Investments which through the scheduled payment of principal and interest in respect thereof will provide, not later than the due date of payment thereon, money in an amount, or (3) a combination thereof, in each case sufficient to pay and discharge, and, which shall be applied by the Trustee to pay and discharge, all remaining scheduled interest and principal payments on all outstanding Investor Certificates of the Defeased Series on the dates scheduled for such payments in this Agreement and the applicable Supplements or (B)

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taken such other action to provide for the payment and discharge of all remaining scheduled interest and principal payments on all outstanding Investor Certificates of the Defeased Series on the dates scheduled for such payments in this Agreement and the applicable Supplements as each Rating Agency with respect to such Series has confirmed in writing will not cause a Ratings Event; (ii) prior to its first exercise of its right pursuant to this Section 12.04 with respect to a Defeased Series to substitute money, Permitted Investments or other assets for Receivables, the Seller shall have delivered to the Trustee (A) an Opinion of Counsel with respect to such deposit and termination to the effect that it will not cause the Trust or any portion thereof to be treated as an association or publicly traded partnership taxable as a corporation and (B) an Opinion of Counsel to the effect that such deposit and termination of obligations will not result in the Trust being required to register as an “investment company” within the meaning of the Investment Company Act; (iii) the Seller shall have delivered to the Trustee an Officer’s Certificate of the Seller stating that the Seller reasonably believes that such deposit and termination of obligations will not, based on the facts known to such officer at the time of such certification, adversely affect in any material respect the Holders of any Class with respect to the Defeased Series; and (iv) the Seller shall have received written notice from each Rating Agency that such Defeasance will not cause a Ratings Event and shall have delivered copies of each such written notice to the Servicer and the Trustee.

(d)          On or after the date on which the conditions set forth in Section 12.04(c) are satisfied with respect to any Defeased Series, the Trustee shall, at the request and expense of the Seller, execute and deliver such termination statements, reassignments and such other instruments of satisfaction and discharge as may be necessary, and pay, assign, transfer and deliver to or at the direction of the Seller, all assets in any Investor Account relating to such Defeased Series, cash, securities and other property then held by it, in each case for the sole benefit of the Certificateholders of such Defeased Series, under this Agreement (other than any property held by it specifically in satisfaction of any condition in this Section 12.04 with respect to any Defeased Series).

IV.	Effectiveness.

This Amendment shall become effective as of October 24, 2005, upon receipt by the Seller, the Servicer and the Trustee of the following, each of which shall be reasonably satisfactory to such party:

(a)          an Officer’s Certificate of the Servicer delivered pursuant to Section 13.01(b) of the Agreement indicating that the conditions precedent to this Amendment have been met; and

(b)          counterparts of this Amendment duly executed by the parties hereto.

V.	Miscellaneous.

Counterparts. This Amendment may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.

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Governing Law. This Amendment shall be construed in accordance with the laws of the State of New York, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

[Signature page follows]

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IN WITNESS WHEREOF, the Servicer, the Seller and the Trustee have caused this amendment to be duly executed by their respective officers as of the date first set forth above.

CITI OMNI-S FINANCE LLC, as Seller By: /s/ Douglas C. Morrison Name: Douglas C. Morrison Title: Vice President

CITIBANK (SOUTH DAKOTA), NATIONAL ASSOCIATION, as Servicer By: /s/ Douglas C. Morrison Name: Douglas C. Morrison Title: Vice President

THE BANK OF NEW YORK, as Trustee By: /s/ Scott J. Tepper Name: Scott J. Tepper Title: Vice President

[Signature Page to Amendment No. 8 to the Pooling and Servicing Agreement]